Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258506
Prospectus Supplement No. 15
(To Prospectus dated April 27, 2022)

OWLET, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258506). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Owlet, Inc.’s Class A common stock and warrants are listed on the New York Stock Exchange under the symbols “OWLT” and “OWLT WS,” respectively. On March 30, 2023, the closing price of our Class A common stock was $0.32 and the closing price of our warrants was $0.04.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
____________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 27, 2023

OWLET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39516	85-1615012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 North Ashton Boulevard, Suite 300 Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)
(844) 334-5330
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	OWLT	New York Stock Exchange
Warrants to purchase Class A Common Stock	OWLT WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

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Item 1.01. Entry Into a Material Definitive Agreement.

On March 27, 2023, Owlet, Inc., a Delaware corporation (the “Company”), and Owlet Baby Care, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“OBCI” and, together with the Company, “Borrower”), entered into a First Amendment (the “SVB Amendment”) to the Third Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, now a division of First Citizens Bank and Trust Company, that (i) deferred certain payments of principal by the Borrower until September 1, 2023, (ii) waived certain stated events of default, (iii) expanded the eligibility of inventory and accounts that the Borrower can borrow against, (iv) modified certain financial covenants required of the Borrower, and (v) made certain other revisions to the Loan Agreement. The SVB Amendment reduced the liquidity threshold from $25,000,000 to $15,000,000, and replaced the minimum net revenue covenants with covenants measured by adjusted EBITDA, as defined in the SVB Amendment.

The foregoing description of the SVB Amendment does not purport to be complete and is qualified in its entirety by the full text of the SVB Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2023, Mr. Nathaniel Yoo, Senior Vice President and Chief Accounting Officer and principal accounting officer of the Company, tendered his resignation from the Company, effective March 31, 2023. On March 30, 2023, the Company’s Board of Directors appointed Kathryn R. Scolnick, the Company Chief Financial Officer and principal financial officer, to also serve as the Company’s principal accounting officer, effective with Mr. Yoo’s departure.

Ms. Scolnick’s biographical information is disclosed in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 2, 2022 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1
First Amendment to the Third Amended and Restated Loan and Security Agreement, dated March 27, 2023, between Silicon Valley Bank, as bank lender, and Owlet, Inc. and its subsidiary, Owlet Baby Care, Inc., as borrowers.

104	Cover Page Interactive Data file (the cover page XBRL tags are embedded within the Inline XBRL document).

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owlet, Inc.

Date: March 31, 2023	By:	/s/ Kathryn R. Scolnick
	Name:	Kathryn R. Scolnick
	Title:	Chief Financial Officer